Exhibit 99.1 - Press Release issued May 23, 2008

Nascent Foodservice Reports First Quarter 2008 Financial Results

•	Achieves Revenues of $16.0 Million

•	Gross Profit Increases to $2.8 Million

SAN DIEGO--(BUSINESS WIRE)--Nascent Wine Co. Inc. (OTC BB: NCTW) (dba Nascent Foodservice) announced today financial results for the first quarter ended March 31, 2008.

First Quarter 2008 Highlights:

•	Net sales increased 3-times to $16 million compared to the first quarter of 2007

•	Gross profit improved by $1.9 million to $2.8 million

•	Operating expenses improved 7 percentage points to 23% of net revenues

•	Net loss improved by $0.8 million to $0.3 million

•	Added 2 new brands including Fusion Energy Drink which is under exclusivity

“We made solid progress during the first quarter, as our financial results met plan, we further expanded our platform of leading brands and began to drive leverage in our infrastructure. As a result, we increased revenue three-fold over the prior year period and reduced operating expenses as a percent of revenue by 7 percentage points to 23% compared to 30% during the same period last year,” stated Sandro Piancone, Chief Executive Officer of Nascent Foodservice.

Mr. Piancone continued, “During the first quarter we entered into two new distribution agreements including Fusion Energy Drink which is under exclusivity, and Rockstar Energy Drink. Our continued focus on securing distribution rights to desirable and recognizable products should enable us to secure increased gross margin dollars and command higher operating margins going forward. In addition, we focused our efforts on increasing efficiencies within our operations by consolidating warehouses, making delivery routes more profitable by eliminating redundant routes and adding more products to our trucks and leveraging our corporate infrastructure. With the majority of our infrastructure investments completed, we expect to further leverage our operating expenses over an expanded revenue base throughout 2008.”

Mr. Piancone concluded, “Looking ahead to the remainder of 2008, we will continue to leverage our position as the first nationwide distributor in Mexico to attract additional leading brand names and increase our market share within the highly fragmented Mexican foodservice marketplace.”

With approximately $7 million of trade receivable assets, the Company believes it has the current assets to meet its cash needs through the end of 2008. The Company is in discussion with several lending institutions for a working capital credit facility and additional financing.

First Quarter 2008 Versus First Quarter 2007

Sales

Net sales in the first quarter of 2008 were $16.0 million compared with net sales of $5.1 million in the first quarter of 2007. The first quarter sales increase was driven by three major acquisitions completed in 2007. On a pro forma basis, revenues for the first quarter of 2007 were $16.0 million.

Gross Profit

For the first quarter of 2008, gross profit increased 191% to $2.8 million, or 18% of revenue, compared to $1.0 million, or 19% of revenue in the prior year period. The increase in gross profit, on an absolute basis, during the period was driven by three major acquisitions completed in 2007. On a pro forma basis, gross profit for the first quarter of 2007 was $2.6 million, or 16% of pro forma revenue.

Selling, General and Administrative Expenses

Selling, general and administrative expenses were $3.6 million in the first quarter of 2008, or 23% of revenue, compared with $1.6 million, or 30% of revenue, in the prior year. The increase in operating expenses reflects the three major acquisitions completed in 2007 and investments made in the Company’s infrastructure including the opening of 17 distribution centers, the leasing of 48 new trucks and distribution equipment, increased professional fees, communications costs and insurance costs and strengthening the finance organization.

Operating Income (Loss) and Net Income (Loss)

Operating loss was $0.8 million in the first quarter of 2008 compared to $0.6 million in the first quarter of 2007. Net Loss was $0.3 million, or $0.01 per diluted share, in the first quarter of 2008 compared with $1.1 million, or $0.02 per diluted share, in the prior year period.

EBITDA (Loss)

EBITDA for the first three months ended March 31, 2008 was a deficit of $195,000. Pro forma EBITDA for the same period in 2007 was $11,000.

About Nascent Wine Company Inc.

Nascent Wine Company Inc. dba Nascent Foodservice is the only nationwide distributor of imported products in Mexico, marketing and distributing over 2,000 national and proprietary brand food and non-food products. Nascent Foodservice also has the exclusive right to distribute Miller Beer in Baja California, Mexico. In addition, Nascent sells select products from Nestle, Haagen-Dazs, General Mills, Ferrarelle Water, Cora Italian Food Products, Bonafont Water, Avasoft Ice Cream, Mitsuki Asian products, Bonet European products, Kabbalah Energy Drink, and Jolly Rancher Soda, Spark’s energy drink, Nery’s cheese products, among others.

Nascent is focused on acquiring the most profitable and well positioned distributors in Mexico with the best food and beverage portfolios in the country. Nascent is currently servicing over 240,000 sales points including supermarkets, convenience stores and foodservice accounts like Wal-Mart, Costco, Soriana, Comercial Mexicana, AM/PM, 7-ELEVEN, OXXO and many more. Nascent Foodservice trades on the OTC Bulletin Board as Nascent Wine Company, Inc., ticker symbol NCTW.OB. For more information about Nascent Foodservice, go to www.nascentfoodservice.com.

Forward Looking Statements

Statements made in this press release that express the Company's or management's intentions, plans, beliefs, expectations or predictions of future events, are forward-looking statements. Those statements are based on many assumptions and are subject to many known and unknown risks, uncertainties and other factors that could cause the Company's actual activities, results or performance to differ materially from those anticipated or projected in such forward-looking statements. In light of significant risks and uncertainties inherent in forward-looking statements included herein, the inclusion of such statements should not be regarded as a representation by the Company that it will achieve such forward-looking statements. For further details and a discussion of these and other risks and uncertainties, please see our most recent reports on Form 10-KSB and Form 10-QSB, as filed with the Securities and Exchange Commission, as they may be amended from time to time. The Company undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events, or otherwise.

Contacts

ICR, Inc
John Mills, 310-954-1100
jmills@icrinc.com